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OSI Systems, Inc. Completes Acquisition of Spacelabs Medical

Hawthorne, CA, March 22, 2004 — OSI Systems, Inc. (Nasdaq: OSIS) announced today that it has closed its acquisition of Spacelabs Medical as of March 19, 2004. On January 5, 2004, OSI Systems announced the acquisition at a purchase price of $57 million, subject to post-close adjustments for working capital and other items. OSI Systems has paid approximately $47 million as of the closing. The purchase price is still subject to post-closing adjustments which will be finalized in the near future.

“The completion of this transaction reflects a significant milestone for OSI Systems and its shareholders,” said OSI Systems Chairman and CEO, Deepak Chopra. “We welcome the addition of Spacelabs’ approximately 800 employees to the OSI Systems family.”

Chopra continued, “We will work with Spacelabs to communicate our combined strength to all past, present, and prospective customers. Our plan is to immediately start efforts to realize in-sourcing and other synergies at the earliest.”

As previously disclosed, Spacelabs’ trailing 12-month unaudited revenue is approximately $150 million. As OSI Systems considers the continuity of Spacelabs’ management to be a key to the transaction and Spacelabs’ forward-going performance, Spacelabs management has retention bonuses in an aggregate amount of approximately $5.4 million which will be expensed by OSI Systems over the next six quarters.

Management anticipates that this transaction will have a minimal impact on earnings per share for the remainder of fiscal 2004. For fiscal 2005 ending June 30, 2005 Spacelabs should prove to be accretive to OSI Systems.

About Spacelabs Medical

Spacelabs Medical, based in Issaquah, WA, U.S., is a global manufacturer and distributor of patient monitoring systems for critical care and anesthesia, wired and wireless networks and clinical information connectivity solutions, ambulatory blood pressure (ABP) monitors and medical data services. It has an installed base of approximately 100,000 patient monitoring units worldwide including around 60,000 in the U.S. and around 10,000 units in Europe. In addition, there are approximately 30,000 ABP monitors installed on worldwide basis. Spacelabs has distribution partnerships in approximately 80 countries and sales or regional offices worldwide. Spacelabs employs approximately 800 employees worldwide. For more information, visit www.spacelabs.com.

About OSI Systems Inc.

OSI Systems Inc. is a diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring products, and optoelectronic-based components and systems. The company has more than 30 years of optoelectronics experience, and through its family of subsidiaries, competes in three specific growth areas: OEM Manufacturing, Security and Inspection Systems, and Medical Devices. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our expectations, goals or intentions about the future, including, but not limited to, statements regarding the final purchase price of Spacelabs Medical, the integration of Spacelabs Medical, and our ability to effectively communicate our combined strengths to all past, present, and future customers. The actual results may differ materially from those described in or implied by any forward-looking statement. In addition, there can be no assurance that OSI Systems will be able to fully realize the potential of Spacelabs Medical following the close. Other important factors are set forth in our Securities and Exchange Commission filings, including our Form 10-K for the year ended June 30, 2003. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

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